Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 4th Quarter 2024

January 23, 2025 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Michael Phillips	Oppenheimer & Co. Inc.
Gregory Peters	Raymond James & Associates
Andrew Anderson	Jefferies LLC
Bill Carcache	Wolfe Research, LLC
Scott Heleniak	RBC Capital Markets, LLC
James Inglis	Philo Smith
Casey Alexander	Compass Point
Heather Takahashi	Thrivent Asset Management LLC

RLI CORP.

Moderator: Aaron Diefenthaler

January 23, 2025

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Fourth Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Thank you, Adam, and good morning, everyone. Welcome to RLI's fourth quarter earnings call to close out 2024. Joining us today are Craig Kliethermes, President and CEO; Jen Klobnak, Chief Operating Officer; and Todd Bryant, Chief Financial Officer. We have a typical agenda today as Craig will kick things off with some preliminary highlights, Todd will run down the financials, and Jen will offer more detailed commentary on current market conditions and our product portfolio. The operator will then open the line for questions, and Craig will close with some final thoughts. Craig?

Craig Kliethermes: Thank you Aaron, and good morning, everyone.   I’m happy to report that 2024 resulted in RLI’s 29th consecutive year of underwriting profit. We achieved well-balanced growth and underwriting profitability across all of our reporting segments, with 12% growth in net written premium and 22% growth in underwriting profits for the year. Our continued growth and financial consistency are a testament to the great service we provide to our customers, our underwriting discipline, and our focus on making the best long-term decisions to the benefit of all of our stakeholders.

As Todd and Jen will go into in a minute, we remain focused on opportunities where we have the expertise to differentiate ourselves and the market permits adequate returns. Legal system abuse, particularly in wheels-based businesses, is a frequent topic of discussion within our strong, collaborative underwriting and claim feedback loop, and we fine-tune our underwriting approach where needed. Motor vehicle exposures still require measurable ongoing rate increases to address loss cost inflation. We have the underwriting and financial discipline to walk-away from underpriced accounts, if necessary, but have achieved double-digit increases on auto risks this year, with more increases expected through 2025. I will let Todd and Jen share more detail on the financials and the market in general.  Todd it is all yours.

Todd Bryant: Thanks Craig and good morning, everyone.  Yesterday, we reported fourth quarter operating earnings of $0.41 per share.  As a reminder, on January 15th, we split our stock 2-for-1 and all share and per share data is reflective of that change.

Positive underwriting performance and a 19% rise in investment income contributed to operating earnings.  Our combined ratio for the quarter was 94.4, influenced by hurricane losses and select additions to current accident year casualty reserves. Full year results included a combined ratio of 86.2, following an 86.6 for 2023, resulting in our 29th consecutive year of underwriting profitability. Top-line growth continued with gross premiums advancing 9% in the fourth quarter and 11% on a year-to-date basis.  Jen will offer some additional details on products driving premium growth. On a GAAP basis, net earnings per share were $0.44 for the quarter and $3.74 for the year. The full year result topped last year by 13%, as both underwriting and investment results improved.

Although we are largely focused on 2024 results in our discussion today, I do want to take a moment to discuss the Southern California wildfires – an unfortunate event that has impacted many.  It is difficult to comment in detail on an event that is still active but to date we have received a limited number of claims associated with our Commercial Fire and Marine books.  As a reminder, we do not write residential homeowners in California.  From a loss standpoint, industry estimates are varied and evolving. While it is too early to speculate on any final impacts, we do expect losses from these events to be very manageable. As is typical in catastrophe scenarios, we will continue to be proactive, reaching out to insureds that we believe may have been impacted.

Diving a bit deeper into segment level results, Casualty grew top line 18% in the quarter, with a majority of products posting growth. The bottom line for Casualty benefitted from $11 million of favorable prior years’ loss development, modestly above the same period last year. Offsetting this, however, we did add reserves to the current accident year during the fourth quarter.  Products of note include Transportation and Personal Umbrella, which are driven largely by auto-related exposures.

While loss frequency has remained relatively flat, concerns over increased auto severity prompted us to add reserves to the current accident year.  You may recall, we took actions on Transportation and Personal Umbrella’s current accident years in fourth quarter last year.  Concerns at the time were similar, adverse indications on loss severity. Auto severity has been an ongoing challenge for the industry, and we are not immune. We believe our actions are consistent with our approach of addressing concerns as they arise.  These lines have achieved significant rate increases and we will continue to monitor them closely, taking additional action if necessary.

These current year reserve additions had a notable impact on Casualty’s quarterly results and also served to increase the full year loss ratio by two points compared to the trend at September 30. Overall, however, Casualty remains profitable, posting a 97.9 combined ratio for the calendar year.

Surety was flat in the quarter but up 9% on a year-to-date basis. Prior years’ reserves were modestly adverse in the quarter but were redundant for all of 2024 and at a level similar to last year. Acquisition costs have moved higher, influenced in part by mix of business, as well as our continued investments in people and technology to support Surety’s growth. With a combined ratio in the low-80’s year-to-date, we remain very positive on this segment.

For Property, gross premiums were down 3% in the quarter, driven largely by E&S Property. Although we are still finding rate adequacy, competition has increased and rates have softened, most notably on wind business.  In contrast, Marine and Hawaii homeowners continued to grow, as we take advantage of opportunities there.  Year-to-date, the segment grew top-line 7%. We recorded $48 million in net losses from Hurricane Milton during the quarter, while reducing our Helene estimate by $9 million. For Helene, we have been successful in closing a number of claims, while certain excess policies and other flood coverages did not trigger losses, as originally estimated. On an overall basis, prior year’s reserves were unchanged in the quarter. Underlying results for segment are comparable to last year and the segment’s 81 combined ratio for the quarter and 68 for the year highlight the influence of growth in earned premium.

On the investment front, yields increased throughout the quarter and were well above the year-to-date lows we saw in mid-September. This offered additional opportunities to add high quality bonds above the portfolio’s current book yield. Purchase yields averaged 5% in the quarter and strong operating cash flow continues to accrue to a larger invested asset base. The portfolio’s average duration has extended slightly to 4.9 years as intermediate maturities remain in focus. Total return for the quarter was a negative 1.1% as the decline in bond prices was slightly offset by a positive result in equities.

Beyond the core portfolio, our investment in Prime detracted from earnings in the quarter. We recorded a loss of $12.5 million from our share of Prime’s earnings, as Prime strengthened reserves on a number of prior accident years. While a notable impact to the quarter, our investment in Prime remains very positive on an inception-to-date basis.

Putting it all together, comprehensive earnings were $3.66 per share and pushed book value per share to $16.59: an increase of 24% from year end 2023, inclusive of dividends. Our capital management strategy again included a special dividend of $2.00 per share, split-adjusted, which was paid in addition to fourth quarter ordinary dividend.  Consistent financial performance and conservative capital stewardship has allowed RLI to return nearly $1.5 billion dollars to our shareholders in the last ten years.  All in all, a good quarter and very solid year.  And now, I’ll turn the call over to Jen.

Jen Klobnak: Thank you, Todd. Let me dive into the segments to provide some insight into our insurance operations. The Casualty segment’s premium grew by 18% during the fourth quarter. This included a +10% rate change driven by auto coverages which achieved an even larger increase.

Growth accelerated in the fourth quarter for our Casualty Brokerage business which includes E&S primary and excess liability coverages. Premium was up 22% in the quarter. Submissions grew almost 20%, consistent with the increase in flow that we’ve seen all year. We are seeing more business opportunities by staying in front of our producers. We continue to offer coverages that are tailored to our insureds’ needs and use specialized claim examiners to achieve the best possible claim outcomes. This results in consistent underwriting profit throughout the insurance cycle.

As mentioned before, in the businesses that provide auto coverage, including Personal Umbrella, Transportation, and some of our package businesses, we achieved sizeable rate increases. Personal Umbrella continued to grow with premium up 37% in the quarter which includes +22% rate increases. Despite these rate increases, new business and renewal retention are holding steady. Transportation premium was up 22% and rates increased +13% in the quarter. Submissions increased more than 8% this quarter as our competitors are pushing rate as well. In our package business, which supports small contractors and professionals like architects and engineers, our auto rate change is a minimum of +15% and increases from there depending on the class of business and the venue. In each of these lines of business, we have seen increased severity and are taking steps to address loss activity beyond just rate. In Personal Umbrella, we work with our producers to balance growth by state and modify rates to address geographies or coverages that are driving loss severity. In Transportation, severity is notable on larger accounts that are more of a target for plaintiff’s attorneys. We have non-renewed or pushed for significant rate on these accounts. Our in-house loss control team visits each of our insureds to identify ways to improve their safety, often before binding the risk. These visits allow us to assess our insureds’ buy-in to safety practices and are a valuable input into risk selection and accident prevention. In the package businesses, we have reduced commissions, exited select classes of business and retracted in certain venues with difficult litigation environments. We connect our underwriters, claim, and analytical teams to provide continuous feedback on the health of our businesses and identify actions to improve results. Without top line targets, our narrow and deep underwriters know they have our support to address loss activity that threatens our focus on profitable growth. We have confidence in their ability to execute.

In our Executive Products Group, which provides directors and officers and other management liability coverages, rate change was -3% in the quarter. Our team is working even harder in this challenging market with a focus on smaller, private insureds. They continue to demonstrate our commitment to the bottom line by walking away from business that has been under too much competitive pressure or moving up in coverage towers as the risk evolves over time.

In our Casualty segment, we grow in those lines where we see market opportunities and shrink as those opportunities fade. Our rate change of +10% for the quarter is an increase from +9% in the third quarter and it is targeted at those lines where we see loss activity, in this quarter that was our auto coverages. With our diverse Casualty book, we are cautious considering loss severity, but we will seize on the opportunities that it creates in the new year.

Surety’s topline was flat but we achieved an 87 combined ratio in the quarter. Contract surety led the way with +12% growth driven by continued elevated construction costs and consistent marketing efforts. The contract surety industry has been growing rapidly but so has the industry loss ratio. Our Contract Surety underwriters constantly monitor and collaborate with producers and principals to support projects that make financial sense and are achievable. This approach has resulted in no material loss activity within our Contract Surety book this year. We saw fewer opportunities in the Commercial space this quarter but experienced a fair amount of growth in both small and large commercial for the year. The margin was healthy again this quarter with several small losses but overall, a good result.

Property segment premium was down 3% in the quarter after 28 straight quarters of topline growth. The segment produced an 81 combined ratio despite notable catastrophe activity. The decrease in premium was driven by E&S Property where undisciplined competitors are impacting market conditions. MGAs in particular are increasing limits offered, reducing rates and deductibles, and starting to erode other terms and conditions. History has shown that rapidly backtracking on terms and conditions does not turn out well and generally results in capital withdrawing their support. We continue to see an increasing flow of business with submissions up 13% in the quarter. This marks three straight years of double-digit submission increases. In our book of business, hurricane rates were down -12% in the quarter. While rates are down, they are coming off a generational high and our portfolio remains well priced. Where terms and conditions are deteriorating beyond our appetite, we have walked away from a handful of accounts. We were able to respond to our insureds during hurricane Milton by sending our in-house loss adjusters to Florida to work collaboratively to address their needs and resolve their claims as quickly as possible. This is our typical event response after Property losses occur. Our timely response results in positive outcomes as evidenced by the 60% closure rate on Hurricane Helene claims and the reserve takedown this quarter as we near more certainty in the ultimate outcome. Our catastrophe exposure, as measured by total policy limits written in a given area, is down for both hurricane and earthquake perils compared to the end of the third quarter and the end of 2023. The earthquake market is also under pressure. Competition with MGAs, other carriers, and from insureds declining coverage altogether, have all contributed to a decrease in submissions and premium during the quarter. Despite these challenges, the E&S Property market is well priced and growing overall. We believe there is opportunity to write profitable business, and we will continue to execute in this space.

Marine growth slowed a bit in the 4th quarter to +7%. Submissions continue to increase as we stay in front of producers and provide responsive service. Competition always increases at the end of the year as other companies’ underwriters stretch to meet their top-line bonus targets. We can be patient and make the right underwriting decisions given our bottom-line focus. This group produced a sizeable underwriting profit for the quarter and the year with manageable loss activity and a steadily decreasing expense ratio as they earn more premium. They continue to maintain a strong feedback loop between our underwriting, claim, and analytical support teams.

Finally, Hawaii Homeowners grew premium +49% in the quarter. Rates were up +18% as our latest rate filing became effective during the quarter. We continued to provide exceptional service to our agents as they deal with carriers who have exited or reduced their participation in the market.

Consistent with our business model, we take advantage of market opportunities when they arise and support our underwriters to pull back when it makes sense. We have leaned into the E&S property market for several years and we knew the day would come when market conditions became more challenging. Our talented team will continue to find opportunities in all of our property businesses to grow profitably over the long term.

We completed our largest reinsurance placements at January 1 including our property working layer coverage, catastrophe tower and Casualty and Package placements. Our results were in line with market commentary. We achieved property rate decreases of -10% to -20% with greater decreases in higher layers of coverage. We added back prepaid reinstatements to the bottom half of the catastrophe tower. Capacity was plentiful on our treaties as reinsurers are supportive of our business model. Our Casualty reinsurance rate change was -5% to +5% depending on the line of business. We placed the same structure and maintained the same retention as expiring. Auto coverages were targeted for rate increases while we achieved some relief on our other liability coverages.

We closed out our 29th consecutive year of underwriting profit. This long-term track record of success stands out in the industry and is an achievement our associate owners should be very proud of. It takes all of our employees to show up every day and be engaged in our business, consistently building relationships with our producer partners, providing exceptional service to our customers, visiting claimants to determine how we can help resolve their claims, processing all of the transactions that come with a book of over 1 million policies and bonds, and providing support to our employees so they have the resources to excel at what they do. Our associate owners will continue to serve our customers well and look for ways we can improve our products, processes and services into this new year. They deserve a big shout out for their efforts, and I want to personally thank them and congratulate them on our shared success! And now I’ll turn the call over to the moderator to open it up for some questions.

Operator: [Operator instructions]. Our first question today comes from the line of Michael Phillips from Oppenheimer.

Michael Phillips:  Thank you, good morning, I want to first off on the Casualty reserves for the current accident year additions. It sounds like that's from Transportation and Personal Umbrella, but can you give some kind of relative split between the two of which one drove most of that? It sounds like to me, it was more of Transportation, but I want to make sure I'm right on that.

Todd Bryant: Hi Michael, it's Todd. It was split really. I mean about half of that would be umbrella related and then the other part would be Transportation. So, it's fairly evenly split.

Michael Phillips: Okay, thanks Todd.  On the Transportation, you talked about severity. Can you say what severity you're seeing between those two pieces separately?

Todd Bryant: I don't know between the two from a severity difference. I think if you look at - I mean, what we're assuming when we look at the loss trend on an overall basis on auto-related exposures, which both of those would be that, we're assuming loss trend in that 10 to 11 points. So again, there's some severity there. I think if you look back to last year, in the fourth quarter, we added about $6 million. So, this is obviously about three times that. That was, I think, four to PUP and two to transportation on the 2023 accident year.

Those have turned out to be more than adequate from that standpoint. We're going to react to negative indications from a consistent basis there. But I also think you want to take a bit of a longer-term view on that Casualty loss ratio and combined ratio. Certainly, the combined ratio year-to-date with the actions we took in the fourth quarter moved up about two points. But if you view it a bit longer, I mean, that reaction is consistent with how we have been in the past. If you look over the last decade, I think our Casualty combined ratio, underlying for that current accident year, has been in that 102 range. I think there's only been two years that we had booked it initially below 100, and that was not by very much. And then if you fast forward to 2024, take a look back, those years have developed from a loss standpoint, about 10 points better than the initial indication. So, they're now in the low 90s. But we're going to react. We've been fairly consistent there in trying to react to adverse indications. This quarter was another one of those. And we're willing to wait and see ultimately what transpires over time.

Michael Phillips: Okay. That's helpful. Jen mentioned the transportation large accounts also driving the severity and nonrenewing some business there. Can you say what percent of your book you're referring to there?

Jen Klobnak: Our Transportation book is pretty diverse yeah, it's pretty diverse between you know long-haul trucking, public buses and specialty commercial auto, along with a couple of smaller adjacent focuses as well. And so, our largest accounts, we have large accounts in each of those. We've walked away from many of our large accounts over the course of the year. As far as this quarter, we shed a couple of them. So premium-wise, it would probably be a much larger percentage than policy account-wise, but I don't have a number specific to that.

Michael Phillips: Okay. And just last one on Prime. I guess the strategic view of Prime for you guys is it to continue to own kind of about quarter percent that you own -- 25% that you own somewhere in the ballpark range. Do you still have the participation in the quota share? What is that? Will that remain over the coming years? Or will that shift away downward? And then -- yes, let me stop there. So, on the Prime continue to own around 25% or kind of what's the long-term outlook for that?

Craig Kliethermes:  You are correct. We -- this is Craig, by the way. We do currently own about 25% of Prime. As you know, we're a minority owner. We're kind of along for the ride. It's privately held and controlled. So, there are limited -- we're a bit along for the ride. And it's been a good investment. To date, as Todd mentioned, I think we received dividends in excess of what our original investment was. So, we still view that as a very positive experience so far. And then I think you also asked about the treaty going forward. We did reduce our participation from two and a half to I think, to one on a go-forward basis as a result of the terms and conditions that were put forward.

Michael Phillips: Okay. Just last one quickly on Prime. So, you mentioned you're pretty minimal exposure to California. Did that also include any exposure from Prime they write a bunch of fire and homeowners, but maybe down in California?

Craig Kliethermes: I believe they do write some homeowners out there that is not subject to our treaty. So, we're not -- we’re operating a little blind there in regard to what their actual exposures might be. They don't run their homeowner’s business that they might write out there through their -- through our participation in the treaty.

Operator:  The next question is from the line of Gregory Peters at Raymond James.

Greg Peters:  I'll go back to the higher picks that you mentioned, Jen, in your comments on Transportation, umbrella and package. And maybe just when I hear about the 22% rate increase in your Personal Umbrella due to loss severity, I'm just curious, are you changing like your gross limit profile or your net limit profile if you're being affected by severity? And I guess when I hear about the substantial rate increase, it leads me to wonder whether you had the right pricing on the product in the previous accident years. So maybe you could give us some color around that.

Jen Klobnak: Sure. So, our PUP portfolio, as you know, has grown significantly over the last few years. We identified some new sources of production and just focused on getting the word out that everybody, by the way, should have a personal umbrella policy. We did take some significant rate over the last couple of years and have some rate filings that have been recently approved that will continue to go into effect in 2025. So, we should see that rate continue. I would say our limit profile has not changed. We primarily put on a $1 million limit. That's more than half the book. We go up to $5 million in limits, but we do issue some $2M’s, some $3M’s, for example. Our appetite has not changed in that respect in terms of avoiding, I'll say, celebrities or people that are targeted in terms of government figures, things of that nature. So, we do underwrite around the type of person that we're willing to cover, which is your average person. We do have our largest states remain the same, which are those states where the underlying property and liability coverages tend to be separated. Those tend to be similar to our E&S states, California, Florida, for example. And so that has not changed. But what we have done given the growth and the losses that have come in is to really emphasize and work with our producers to try to grow those states that are not those, which is a little bit more difficult given the underlying coverages aren't necessarily separated as often. I think the emergence of, whether it's Insurtech auto companies or other online instances of coverage, have opened up that a bit in the Midwest, for example, where typically the coverages tend to be together. But in terms of the profile of the book and the insurers, it hasn't changed significantly. We watch that very carefully, both by state, by production source pretty much by any way you can slice the book. So, we're closely monitoring that. And as we come up with rate indications by state as we prepare for filings, all of that information are inputs into what the rate need is going forward. So, we think we're in pretty good shape. There will probably be future filings that we have to make. But we think the book at this point, we're happy with.

Craig Kliethermes: Greg, this is Craig. I would just add, Greg, we've been in this business for over 30 years. It's been historically a very profitable business, 40 years, Jen, just corrected me. It's been a very profitable business. Sometimes rates are a reflection of opportunities, not just always rate need. I mean I noticed no one asked us the question why we're getting 40% rate increase on hurricanes last year. But there was no implication that rates were inadequate before. But we will continue to look at the level of competition that we have and the rate trends, and we'll tap the rates as we need. There are also some states and admitted products. So, some of those rate increases are delayed over time and have resulted in us meeting -- having greater need. And I don't need to name the states, but you're probably pretty familiar with which states are very difficult to get rate increases through. So, some of that was built up over a period of time. So, a lot of times, we try to address that through other underwriting methods as well as rate.

Greg Peters: Yes. I can pretty much guarantee I wasn't thinking about your umbrella policies 40 years ago. So, on the limit question...

Craig Kliethermes: They are still for sale today, if you're eligible.

Greg Peters: If I'm eligible, well, I'm probably not. On the Transportation piece, any change in your limit profile there because of severity? Or is it just the same limit profile just being very restrictive about new business? Or give us some perspective there?

Jen Klobnak:  Yes. The limit profile in Transportation also remains the same. For most of our business, it's a $1 million limit. Sometimes we put out two and a lot of times will buy facultative reinsurance in that with the exception of our public buses where it's required to have $5 million limits in most places. So again, we buy reinsurance that attaches at $1 million there as well, so no change in limit profile in Transportation.

Greg Peters: Perfect. I guess the final question. Congratulations on the special dividend and the capital returns. Can you just remind me, is there is there some magical formula you guys are using around the special dividend where we should think about it on a go-forward basis? Or any parameters that you can help us use for future expectations would be appreciated?

Craig Kliethermes: Sure, Greg. I mean, unfortunately, I'm probably not going to give you any insight here, but it's the same as it's been before. We kind of evaluate -- at least historically, we've kind of evaluated in the third quarter, late third quarter after we're looking at – you know, get through the hurricane season. It's always earthquake season, as you know. We're looking at where we kind of -- where we end up relative to the A.M. Best benchmarks, and obviously, our rating is important. We value the A+ rating that we get from that rating agency. So, we look at what's required to hold there. We also look at our own opportunities. We have some of our own internal metrics in regard to events and try to make sure we have enough capital to sustain that event and still keep an A+ rating. And then we're looking at opportunities on a go-forward basis, both the opportunities that are organic or inorganic opportunities and what kind of capital is required to support those businesses.  Now a lot of those, frankly, incremental growth does not require a lot of additional capital provided you remain profitable. So that doesn't drive a lot of capital needs unless for some reason, we decide we were going to take a much larger retention on catastrophe business or something that was more volatile, which probably isn't in our DNA or nature, but -- so that's our approach. It's been our approach for as long as I think we've been doing special dividends, and it will remain our approach for the foreseeable future.

Operator: The next question is from the line of Andrew Anderson from Jefferies.

Andrew Anderson: On Property, reported margins have been strong and absolute rate level is probably still very favorable. So just trying to better understand how you think about maintaining margins or if you'd rather see the total Property line grow as you're okay giving back a little bit of margin?

Jen Klobnak: So, as I look at the Property segment, we've got three parts to that. I'd say the part that's most pressured is our E&S property part. When we think about it, I mean, we're doing battle every day in the trenches, I'd say, where we're looking at what opportunities presented to us and how it compares to what we used to. So, on our renewal book, we try to hold on to our renewals. Obviously, we have a lot of information about them, and we know the starting point. And so, we are willing to give some of those, and we will give some on those in terms of rate. We tend to favor keeping our policy forms intact, so we get slower on terms and conditions because those matter in the event of an actual claim.

And I think that's underappreciated by some folks in the industry. So that's how we look at renewals. For new business, that's where it's a little bit more competitive. In particular, with people putting out larger limits, that's eliminating whole layers that were available before.

So while the opportunity still remains and our submission count is up, and we're seeing a lot of business, it's a little more difficult because as people put out, they're back to $50 million of limit when just a couple of years ago, people were putting out $2.5 million to $5 million, you can see that it takes a lot less players to get involved to finish that tower of coverage. And so, some opportunities are leaving that space. And so, as we think about new business, we want to compete with it. But if the pricing is well below what we think we need to achieve a proper return, then we can't do it. We're very bottom line focused there, and our team has the support to look at it in that fashion.

Craig Kliethermes: I'd just add, our underwriters have benchmark pricing available to them as they price every account. They're looking at that, even though the market generally is still above that benchmark. It's dropping relatively fast, faster on some accounts than others. But we don't tend to lose business by 10% or 15%, the underwriters walking away from business when someone's undercutting the price by 30% or 40% and our underwriters are not willing to kind of go there. They're constantly evaluating the trade-off between margins and growth in underwriting profit dollars. I mean that's how they're compensated at the end of the day anyway. So, they're always looking at that trade-off. I can tell you very rarely have we ever seen that, that trade-off works that you can trade margin, and you can write a lot more business. Usually, you're losing business by much more than the 5% or 10% that causes your margin just to slip a little bit. But the amounts that we would hear back from our underwriters is you got to cut rates 25% to 40% to start to grow or to start really growing again and then you get below benchmark pricing and things like that, so it doesn't make a lot of sense.

Andrew Anderson:  Okay. And on Casualty, Jen, I think you mentioned last quarter rate is keeping up with loss trend. Is that still the case at 10% and reflective of a higher severity estimate within personal umbrella and transportation? And then just maybe on top of that - is 67.5% a good kicking off point for '25 underlying in Casualty?

Jen Klobnak: Yes, I'm not sure about the kicking off point for Casualty, but I'll say that loss trend, as Todd mentioned, is between 10% and 11% for auto, I tend to look at it by coverage. And our -- as we roll up our rate change for all of our auto coverages in our book, it was 15% for the quarter. We have a strong feedback loop where we tell – our actuaries are talking to our underwriters all the time and say, here's the trend, you have to get over this and our underwriters say, yes, we will get over that. So, it's on the top of mind for everybody who writes that type of coverage. The same process occurs in our other liability coverages, that same feedback and knowledge of what we need to get so that should continue.

Todd Bryant:  Yes, agree, this is Todd. I mean I think that we'll continue what’s been going on. Certainly, right now, as we look and have some discussions next week with the actuaries and other folks on where we're going to book the start the 2025 accident year. So, we're certainly baking in what's going on from a trend standpoint, those assumptions, as Jen mentioned, what we're getting rate wise, Overall, we have tended to -- on the reserving side, probably a little higher in the pricing range, the estimates there. And I think that will be consistent, but we haven't got together with them yet in 2025.

Operator: The next question is from the line of Bill Carcache from Wolfe Research.

Bill Carache: Following up on your cautiousness in Casualty, how significantly has your appetite for growth been tempered, given the severity trends that you're seeing? Your premium growth in the segment remained quite strong. Even though your loss rate came in at the highest level we've seen since 2017, it would just be helpful to hear more about what's changed.

Jen Klobnak:  The way we think about growth is that we really trust our product leaders who are closest to the market and closest to what's going on with our producers and what's available to tell us where the opportunity is, and that's worked for us over the long term. So, we are in touch with where the market is. And if someone says, this is a great opportunity, then we want to support them to lean in if we can.

And we surround them with input from their claim’s folks and their analytical support to make sure that the opportunity they're seeing is real in terms of the data. So as an example, in our Transportation division, our leader would tell you that, that space is hardening and it's the time to lean into that. And so, we want to support that by providing him insight into our loss ratio pricing expectation, where we think he's at from a loss ratio standpoint. He meets with -- he's actually meet with claim people this week, which he does very regularly to see what kind of claims are coming in. Is there anything notable from a risk selection or coverage standpoint that he should be tweaking. And then, of course, the actuaries providing him data around rate change and things. So, there are opportunities, a lot of opportunities in Casualty, I think liability coverages, on excess coverage, on auto-related coverages. And I think the opportunity is really across the board. It's a matter of how does that play out over the year and how can we navigate versus our competitors. And so we don't pay attention to our competitors much. We play our game. We know based on our pricing benchmarks and tools, what we think that risk is worth. And so that's what we're going to put out there, and we'll have to see what binds.

Craig Kliethermes:  Bill, I would just add that just a reminder that we have no incentives for our product folks to grow other than to grow profitably. There are no top line targets for them. And that when you asked about tempering, I mean, there's always some tempering. I think that when we lean into markets, even when we have the expertise and track record, we're adding risk to the system. And we're always going to try to factor in those risks when we -- whether when we're establishing reserves or in our underwriting approach to that market. So -- but as long as the growth is through rate increases, generally, we've been very supportive of those type of growth opportunities where we're growing, but it's largely or almost all attributed to rate increases. These are markets we've all been in - most of the markets we're talking about right now, we've been in for 20 years. So, these are not new markets for us.

Bill Carache: That's really helpful, thank you for the color. And a bit more of a philosophical question kind of coming back to Prime, if I may. Despite the stock reaction this quarter, your overall underwriting performance was solid, but you're dealing with a significant headwind from an equity investment in unconsolidated sub, which many view as noncore, and that's preventing you from controlling your own destiny, one could say, you exited Maui Jim. Would you ever consider exiting your remaining equity method investments or at least reduce the size of your stake, so equity method is no longer applicable?

Craig Kliethermes: Well, I mean if there was obviously a buyer that was willing to offer us a fair price for our investment, which we think has been a very good investment to date, I mean, we're always entertaining that

-- we'd entertain that. Just a reminder, with Maui Jim I mean, we were tagged along. We didn't really -- we didn't sell our share separate from the total company. The new owner wanted to own all of the company. So certainly, in that situation, we would sell our shares of Prime with a new complete owner, but I don't think Prime in aggregate is for sale as far as I understand at this point in time.

Todd Bryant:  I would just add too - I think if you look -- sorry, Bill. If you look back over time, this is one quarter. Again, I caution on evaluating anything in a one quarter. Although we weren't pleased about it, this is one quarter of many that, for the first time, Prime added some – certainly some noise to the quarter. So, if you go back, it's been accretive.  -- not in a big way, but a growing way from that standpoint. And I think our return on our investment in Prime, Craig mentioned that the dividends have been paid to us in excess of our original investment, which is great. From an average annual return standpoint, it's been a very good investment. I mean you're in the 20% plus range. So, it's been good. This quarter certainly added noise to the fourth quarter.

Bill Carache: Yes. I appreciate the commentary. And that really makes a lot of sense. It's just with the stock down 10% today and that having an impact on your reported headline numbers, it's essentially gains going back to like June have kind of been wiped out. And so, I think there's some frustration out there given that that's a portion of your business that you don't control. But I appreciate the perspective and sort of that -- all the commentary.

Operator: The next question is from the line of Scott Heleniak with RBC.

Scott Heleniak:  Just wanted to ask about the Surety business. The net written premiums were down a little bit. They’d kind of been growing, I guess, all year along so just wondering if you can kind of talk, anything you can add about 2025, what you see there in terms of the competitive environment? And what you -- I don't recall hearing anything on the -- what rates were maybe, I missed that. But if you could just give some detail on the overall business, the competitive environment rates, just how you're feeling about that business?

Jen Klobnak: Sure. Thanks, Scott. Yes, I would say, Surety is a highly competitive business. The business is fairly concentrated, but it's a business that inherently has a fairly good track record and so people do look at it and say, yes, I want to have some of that business. We've been in that business since 1992, so we're well versed in how it works. I'd say our contract surety has grown the last few years continuously and notably, and that's driven by a couple of things. One would be the increased cost of construction, which feeds into the rating of a contract bond. The other being just getting in front of our producers and making more of an emphasis on asking for the business and having just great underwriters who get out there and do a good job building those relationships. And so I would see the construction market, we have a pretty good temperature check on that, given about one-third of our book of business overall touches construction, whether it be the architects to the contract general contractors, we do subcontractors in all of our P&C spaces. So, we also obviously see them on the contract surety world, and we think that the construction market is pretty healthy. We have pretty good market info on that by region, and so I think there'll be a fair amount of opportunities in that space. On the commercial side, we've had really good growth actually over the last few years in commercial as well. And I would point to the year-to-date, we did have good growth this year as well. That portfolio has had a lot of opportunities through again increased marketing efforts and just quality underwriters getting out there and building some solid relationships with folks that produce that business.

Also, we've rotated away a bit from our oil and gas plugging and abandonment business, which used to be a bigger portion of that segment. Now it's a smaller portion as the industry has changed a bit, and so we rotated into some other classes instead. And so that has probably tempered the top line in that part of the segment, but we think that was a good decision as well. So, I think the opportunities will remain. The question is, what will the competition be in 2025? I think it will be constant and then it will be just as tough as this year, but we have the team that knows how to navigate that, and we'll continue to get in front of our producers. And that's really what we've been emphasizing because you talk to them and they say, "Well, because you were in front of me, I'm going to hand the submission. And so, the more we can get out there, I think the more opportunities we'll have. So, I think we'll see some growth in Surety, but it will just depend on the competitive environment.

Scott Heleniak: Great. That's really helpful. And then I just want to go back to a comment, Craig, when you're getting asked about capital return, I think you said the word inorganic, which I haven't heard in a while from you and just wondering if -- can you talk about -- you haven't done M&A in a while. Is that something that has moved up the list in terms of capital return as a possibility? And what kind of things might you look at?

Craig Kliethermes:  I mean we're always -- we entertain looking at opportunities all the time. We have a phone number, and we also talk to bankers that have new opportunities all the time. Obviously, the bar is pretty high. We're looking for people, one that buy into the long term and our ownership culture, which is - we have to have alignment there. That's by far the most important thing. We look for track records in the space and then the niche business, so the bar is really high. We look at a lot of things. We say no quite a bit. We get down the path quite a bit and then someone may be willing to offer or buy something for a lot higher value or more dollars than what we're willing or what we think something is worth strategically to us, so we run into a lot of challenges when it comes to that. Meanwhile, we've been able to grow pretty significantly through organic growth as well as focused on adjacencies. So, we are doing new things. I think Jen talked about a few of them within the businesses. I think that's a lower risk proposition. It's also a less expensive risk. It's also with people that have already bought into our culture. So, we've been able to grow quite a bit in that way. And it's not always product. Sometimes it is a different way to distribute our product that we found ways to grow. So, it's both distribution as well as adding - so adding new ways to distribute, but also adding new classes or new products within our existing space. So that way, we can leverage our claim expertise. We can leverage our underwriting expertise. We can leverage systems and other fixed investments and that's worked pretty well for us.

Operator:  Our next question comes from Meyer Shields from KBW.

Meyer Shields: I just had a couple of sort of rapid-fire modeling question. First, Todd, can you get the breakdown of cat losses by segment?

Todd Bryant: Yes. If you look at, Meyer, there was about $1.5 million incurred in the Casualty segment in the fourth quarter. The rest of it was Property. I forgot to mention that.

Meyer Shields: No, no problem at all. Within Casualty, was there also a prior quarter adjustment for the loss pick on the quota share with Prime? Or do you simply use Prime's numbers?

Todd Bryant:  We do use Prime numbers -- their numbers - when it comes to the investment. They did, from their standpoint, increase, I think, on the ‘19 through ‘23 prior years and also increased the '24 accident year pick a bit as well.

Craig Kliethermes: But Meyer, I think your question was also about the reinsurance, and we have historically chosen to book that number at a higher -- or their loss ratio at a higher number than what they are -- what they booked on their own financials, which is similar to what other reinsurers have, I mean, not just with Prime, but it's done all the time with reinsurers deciding to have a different viewpoint than the underlying carrier in regards to stuff. So...

Meyer Shields: Yes. No, and I completely get the difference between where on the income statement that stuff shows up. When you look at the property cat rate decreases and the primary rate decreases, you’re seeing in property, net-net, how does that shake out in terms of the expected profitability in '25 versus 24?

Jen Klobnak: Well, Meyer, I would say it's always contingent on what kind of cats actually happens so I would see rate decreases probably continuing a bit given the competitive environment in the cat space of property. And so, as we try to hang on to our renewals, we'll see that happen. And then that could be affected by spring storms or hurricanes or earthquakes or whatever may come to fruition. I don't know how these wildfires are going to impact the cat market. It's way too early to tell. Obviously, it's a separate peril. Sometimes it's human behavior. Sometimes those perils seem to bleed over into why people want to buy or what they think and then sometimes it seems like they don't. So, it's very hard to predict, and we'll see how that plays out. From a non-cat perspective, we have seen more opportunities from different regions where people have pulled back from tornado and other types of activity. And so, we have grown our book a bit in those areas, and we think we're getting adequate rate and also achieving rate increases in those areas. So even in Florida, for example, writing non-wind or having a sublimit for wind and writing some fire there can be very attractive depending on construction and different aspects of that location. So, I think I think the opportunity away from cat business will remain healthy, especially probably given these wildfires where there might be more behavioral change even elsewhere. So, we'll have to see. I don't have a number to give you, but I think we still have a lot of opportunity in that space.

Meyer Shields: Okay. Fantastic. And one final question that I hope you can answer. Do we expect a meaningful refund of earthquake premiums on structures that just don't exist anymore because of the California wildfires? Is that something that's going to impact the first quarter Property segment?

Jen Klobnak:  I think if you look at our portfolio, since this event has been primarily residential related, I mean there are some commercial buildings that have been impacted, but it's mostly residential, so that kind of excludes us from that issue. We can probably have a handful of commercial where they don't exist anymore, but we do get a shot a lot of times at both the fire and the earthquake. So, we'll just have to see how that plays out. I don't have a specific number for you there. I don't think it will be material, would be my estimate.

Operator: Our next question comes from Casey Alexander from Compass Point.

Casey Alexander:  Yes. And not to beat a dead horse on Prime, but we've all seen this type of surprise reserve strengthening turn into a multi-quarter event. But I noticed that your basis in the business declined quarter-over-quarter on the balance sheet. Is that simply a reflection of Prime's book value? Or is that an accounting-driven impairment of the business?

Todd Bryant: We have not impaired Prime. So, I mean if you think about, we're carrying it fairly close to book value from that standpoint. They did pay a dividend to us. So, I mean that is -- that would have caused the carrying basis to go down a little bit. We also pick up a share of their OCI. So, to the extent that they had any declines on the fixed income side, if you look quarter-to-quarter, that would influence it with where rates went in the fourth quarter. So, the bulk of it is really going to be what's running through the investment, the income side. But it does -- we do have the OCI. They did pay us a dividend. So those will influence that carrying value. We have not impaired that investment at all.

Casey Alexander: That reminds me of my second question, which is the equity portfolio kind of underperformed the general market. Was that because of elevated preferred stock exposure, which is more interest rate sensitive?

Aaron Diefenthaler: Thank you. This is Aaron. We do have a portion of the equity allocation that's managed with a value orientation. And that part of the allocation, which is a minority, did underperform the broader market so you're seeing that play through if you're getting down to the components of the overall total return between stocks and bonds.

Operator:  The next question comes from Jamie Inglis from Philo Smith.

Jamie Inglis: It's sort of an odd question, but can you speak to what is sort of the, call it, the elasticity of the expense ratio relative to premium? Looking at the Property segment and your expense ratio improved, but obviously, that can't continue if your premiums don't - keep growing. Can you touch on that a little bit?

Todd Bryant: From the standpoint of that ratio, I mean, you're correct with the growth, we are leveraging that in some of the fixed nature of the expense base. So, some of that, too, I mean, where we need to add people either to support that growth, that model will flex from that standpoint. And that if we were to have a decline in the future, that can solve itself fairly quickly from that standpoint. But I think the growth in Property certainly has a benefit on the expense ratio, not only for Property, but overall, has benefited from that standpoint.

Jamie Inglis: Has that happened historically when premiums in a particular segment have gone – has the expense ratio or the expenses, I should say, have they been adjusted in line? How does that happen historically?

Todd Bryant: I think if you look historically at times where we've had larger E&S growth, I think you have seen probably lower expense ratios there if you try to isolate on periods of time, but there's a lot of things that are going into it. Certainly, even though expense ratio is down, our overall performance, I'll mention the 86.2% combined ratio again, that does drive increased incentives, whether it's retirement, profit sharing growth both in terms of - bonus as well, that drives -- those drive higher from that perspective. So that will move accordingly. So, I think things are pretty well aligned with what shareholders -- because we are shareholders-- would want from an expense standpoint or a combined ratio standpoint or a growth standpoint. We're in this together.

Operator: The next question comes from Heather Takahashi from Thrivent.

Heather Takahashi: A couple of questions. One is on the Surety adverse development. Could you just go over what caused that in the quarter? And then if you've taken any actions to address whatever caused that? And then another question, the California wildfires, do you think there could be any opportunity going forward in the market outside of California homeowners for either increased submissions growth in E&S or higher rates?

Todd Bryant: Heather, this is Todd. I'll take the first question there. The adverse was on our contract book. It was about $1 million. I mean, there isn't anything real --There's no trend there or anything to really point to, I would say that we're concerned about. And on a year-to-date basis, it's pretty comparable to last year. That was -- I think that the accident year there was maybe '21 and '22 on contract, but it's not a big item.

Jen Klobnak: I'll jump in, Heather. Thanks for your question. I would say that on contract surety, we have recognized over the last few years, economic conditions, everybody kept predicting they're going to get a lot worse, and they were volatile. Smaller contractors struggled, larger contractors did better, but it was a mixed bag. It was a very individual basis. And so, our underwriters do consider what happens in these claims and think about how they're analyzing the contractor to see are they financially secure and is the construction projects that they're taking on, are they able to financially support it and also get it done from an execution standpoint. So, it does feed into how we underwrite risk. We do a postmortem on every claim in Surety to understand what happened and how we should look at all of our contractors going forward if there's any changes in how we underwrite.

So out of these claims, there wasn't -- it's like two claims. So, you're talking about a very small sample size here, but we did do an analysis. It didn't significantly change what we were thinking. We actually, as an industry, contract surety is having more frequency going on because of the economic conditions. We have not seen that frequency. We just have a couple of things. So that's kind of your answer on Surety.

Craig Kliethermes: You also asked about California wildfire, Heather, and I would say that I mean, will it create other E&S opportunities? I mean, I think certainly, maybe in the homeowner’s space, there might be an opportunity, but I don't know that we'll participate in that. We kind of shied away from personal homeowners’ space - even on an E&S basis. I think some of that depends on what comes out of the FAIR plan assessments and things like that. I think I heard a carrier yesterday talk about their future depends on what's going to happen on a go-forward basis there.  You know, they're going to assess the admitted companies. It's certainly an underfunded plan based on the exposures they've taken on, so there's potential assessment out there for carriers, at least on the admitted side. So, will it force other people to get into the E&S space? I think certainly, there’s going to be an opportunity in the E&S space, whether it's in our space or not because I still think it's been a relatively small event for commercial relative to the residential space. So -- and as you know, our focus is all commercial there.

Operator: [Operator Instructions] If there are no further questions; I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes:  Thank you all for joining today. We appreciate all your questions and your interest in our Company.  A solid quarter to end another profitable year. We believe our hallmark underwriting discipline and diversified portfolio of specialty products, translate into consistent financial outcomes over time, and allow us to serve as a stable market for our customers. Our results would not be possible without our entire team of dedicated associate-owners who understand their customer, who care for them and each other, and who are competitive and strive to make us better each day. Our talented workforce and unique culture are what have enabled us to be named one of Glass Door’s Top 10 companies to be part of in 2025. We will never lose sight of who we are and what makes us successful. I would like to thank all of our RLI associate-owners for their contributions to our shared success and encourage them to keep delivering on the difference that works.  Thank you all again for tuning in and we will visit again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so on the RLI home page at www.rlicorp.com. This concludes our conference for today. Thank you all for participating and have a nice day.  All parties may now disconnect.

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